FORM 12b-25                                                     SEC FILE NUMBER
                                                                        0-14247

                   U.S. SECURITIES AND EXCHANGE COMMISSION         CUSIP NUMBER
                            WASHINGTON, D.C. 20549                   156654204

                          NOTIFICATION OF LATE FILING


                                  (Check One)

     |X| Form 10-K      |_| Form 11-K      |_| Form 20-F      |_| Form 10-Q

                      For Period Ended: September 30, 1996


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Full Name of Registrant
        Century Park Pictures Corporation

Former Name if Applicable
        N/A

Address of Principal Executive Office (Street and Number)
        4701 IDS Center

City, State and Zip Code
        Minneapolis, MN 55402


PART II - RULES 12b-25 (b) AND (c)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons described in reasonable detail in Part III on this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X]       (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE

          State below in reasonable detail the reasons why the Form 10-K, 20-F or 10-Q, or portion thereof, could not be filed within the prescribed time period.

Registrant has not been able to retain a successor certified public accountant firm and financial information for subsidiaries affiliates have not been prepared

                                                 (Attach Extra Sheets if Needed)


PART IV - OTHER INFORMATION

          (1) Name and telephone number of person to contact in regard to this notification

               Thomas K. Scallen              612                 333-5100
                     (NAME)               (AREA CODE)        (TELEPHONE NUMBER)


          (2) Have all other periodic reports required (under Section 13 or 15(d) of the Securities Exchange Act of 1934) during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s)
                                                             __X__ YES  ____ NO

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            _____ YES  __X__ NO

               If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.


                       CENTURY PARK PICTURES CORPORATION
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date December 23, 1996                   By /s/ Thomas K. Scallen
     -----------------                      -----------------------------------
                                            Thomas K. Scallen
                                            Chief Executive Officer


                                   ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001)